Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑275691) and Form S‑8 (No. 333‑190854, No. 333‑152573 and No. 333‑265658) of Northwest Pipe Company and Subsidiaries (the “Company”), of our report dated March 5, 2024, relating to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Portland, Oregon

March 5, 2024